Exhibit 5.1

June 15, 2012

Celldex Therapeutics, Inc.

119 Fourth Avenue

Needham, Massachusetts 02494

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have served as special counsel in connection with the preparation of your Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), representing the offering and issuance to certain persons under the Celldex Therapeutics, Inc. 2008 Stock Option and Incentive Plan (the “2008 Plan”) of an additional 3,500,000 shares of your common stock, par value $0.001 per share (the “Common Stock”).

We have examined such of the 2008 Plan and the amendment thereto and such corporate records, certificates and other documents and such questions of law as we have considered necessary and appropriate for the purposes of this opinion.  In our examination of such documents and records, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies.

Upon the basis of such examination, we advise you that, in our opinion, the shares of Common Stock issuable under the Plan will be, when sold, paid for and issued as contemplated by the terms of the Plan, duly authorized, validly issued, fully paid and non-assessable.

Our opinion herein is expressed solely with respect to the federal laws of the United States and the laws of the State of Delaware.  Our opinion is based on these laws as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Lowenstein Sandler PC